Exhibit 10.21
August 20, 2010
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344 Attn: Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of March 23, 2006, as amended by that certain letter agreement dated as of June 21, 2007, that certain letter agreement dated as of May 15, 2008 and that certain letter agreement dated as of July 31, 2009 (the “Purchase Agreement”), between Bluestem Brands, Inc. (formerly known as Fingerhut Direct Marketing, Inc.), a Delaware corporation (the “Company”), and the purchasers named on the Purchaser Schedule attached thereto (the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
     In order to provide financing for, among other things, the working capital needs of the Company and its Subsidiaries in the ordinary course of business and to refinance certain existing Indebtedness (1) a Subsidiary of the Company intends to enter into a new receivables facility and (2) the Company intends to amend and restate its credit facility.
     The Company has requested that the Purchasers agree to certain modifications to the Purchase Agreement. Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, and provided that the Company agrees to the modifications of the Purchase Agreement set forth below, the Purchasers are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 12C of the Purchase Agreement, the parties hereto agree as follows:
     SECTION 1. Amendments to the Purchase Agreement. Upon the Effective Date (as defined in Section 3 hereof), each Purchaser and the Company agree that, the Purchase Agreement and the Subordinated Notes shall be amended as follows:
     1.01 Each reference to “Fingerhut SPV” in the Purchase Agreement is replaced by the phrase “Bluestem SPV”.
     1.02 Each reference to “SPV Revolving Credit Agreement” in the Purchase Agreement is replaced by the phrase “SPV Credit Agreement”.
     1.03 Each reference to “Fingerhut Direct Marketing, Inc.” in the Purchase Agreement is replaced by the phrase “Bluestem Brands, Inc.”
     1.04 Paragraphs 1A and 4A of the Purchase Agreement are hereby amended by deleting the references to “March 24, 2013” and inserting “November 21, 2013” in lieu thereof.

     1.05 Clause (i) of paragraph 5A of the Purchase Agreement is hereby amended by inserting “(or, following an Initial Public Offering, 90 days or such longer period in which the Company is permitted to submit its form 10-K with the Securities and Exchange Commission)” immediately following the reference to “120 days” contained therein.
     1.06 Clauses (ii) and (iii) of paragraph 5A of the Purchase Agreement are hereby amended by, in each case, deleting the reference to “and, at the request of the Required Holder(s) at their sole discretion, consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows” contained therein and inserting “balance sheet and related statements of operations, stockholders’ equity and cash flows (and at the request of the Required Holder(s) in their sole discretion, consolidating balance sheets)” in lieu thereof.
     1.07 Clause (iii) of paragraph 5A of the Purchase Agreement is hereby amended by deleting the reference to “20 days” contained therein and inserting “30 days” in lieu thereof.
     1.08 Clause (vi) of paragraph 5A of the Purchase Agreement is hereby amended by (a) deleting the words “income statement and funds flow statement” contained therein, (b) inserting the words “balance sheet, income statement and funds flow statement” immediately following the words “projected consolidated” and (c) deleting the phrase “Required Holder(s) at their sole discretion” contained therein and inserting “Required Holder(s) in their sole discretion” in lieu thereof.
     1.09 Clause (viii) of paragraph 5A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows: “[Intentionally omitted];”
     1.10 Paragraph 5A of the Purchase Agreement is hereby amended by inserting the following paragraph at the end thereof:
     Notwithstanding the foregoing, after an Initial Public Offering, the obligations in clauses (i) or (ii) of paragraph 5A may be satisfied with respect to financial information by furnishing the Company’s Form 10-K or 10-Q, as applicable, to the extent filed with the Securities and Exchange Commission. Documents required to be delivered pursuant to clauses (i) or (ii) of paragraph 5A may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet; provided that the Company shall notify (which may be by facsimile or electronic mail) the holders of the Subordinated Notes of the posting of any such documents.
     1.11 Paragraph 5I of the Purchase Agreement is hereby amended by (a) deleting the phrase “wind down and dissolve the Securitization SPE” and (b) replacing such phrase with the words “liquidate, wind down or dissolve Bluestem Fulfillment, Inc”.
     1.12 Paragraph 5J of the Purchase Agreement is hereby amended by deleting the phrase “date of closing” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.

     1.13 Paragraph 5M of the Purchase Agreement is hereby amended by (a) deleting the phrase “First Amendment Effective Date” contained in clause (i) thereof and inserting “Fourth Amendment Effective Date” in lieu thereof, (b) deleting the reference to “Fingerhut SPV” contained in clause (i) thereof and replacing it with the words “Bluestem SPV and Bluestem Fulfillment, Inc.”, and (c) deleting the reference to “the Securitization SPE and Fingerhut SPV” contained in clause (ii) thereof and inserting “Bluestem SPV but excluding the Equity Interests in Bluestem Fulfillment, Inc.” in lieu thereof.
     1.14 Paragraph 5O of the Purchase Agreement is hereby amended and restated in its entirety and shall read as follows:
     5O. Amendments to Credit Agreement. Upon entering into any amendment or other modification of the Credit Agreement (or any other agreement relating to the Senior Debt) the effect of which is to add or make more restrictive any event of default or any covenant (other than portfolio covenants) contained in the Credit Agreement (or any other agreement relating to the Senior Debt) or make any change to any event of default or any such covenant that would have the effect of making such event of default or covenant more restrictive, the Company shall (1) promptly, and in any event within 3 Business Days provide written notice thereof to each holder of Subordinated Notes describing such amendment in reasonable detail and (2) offer to enter into an amendment of this Agreement within 10 Business Days of consummating such amendment or modification to make corresponding changes or additions herein in respect of such covenants and events of default; provided, that, as to covenants or events of default which set forth any requisite ratio or compliance amounts such ratios and compliance amounts may, if so required by the terms of the Credit Agreement or the Intercreditor Agreement, be less restrictive on the Company to the same extent as the applicable covenant or event of default is prior to the time of such change.
     1.15 Clause (ii)(b) of paragraph 5P of the Purchase Agreement is hereby amended by inserting the words “to enjoin the Company from conducting any material part of its business” at the end thereof.
     1.16 Clause (ii)(g) of paragraph 5P of the Purchase Agreement is hereby amended by inserting the words “which involves any material amount of products sold” at the end thereof.
     1.17 Paragraph 5Q of the Purchase Agreement is hereby amended and restated in its entirety and shall read as follows:
5Q. Payments from Bluestem SPV. The Company shall require all payments from Bluestem SPV and all payments to otherwise pay for Purchased Assets to be directly deposited into the Collateral Deposit Account.
     1.18 Clause (iii) of paragraph 6A of the Purchase Agreement is hereby amended by (a) deleting the reference to “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof, (b) inserting “(or in the case of any replacement or additional Receivables Account Owner, security interests in deposit accounts to secure obligations under Receivables Account Agreements)” immediately following the reference to “Schedule 6A” contained therein and (c) deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.19 Clause (iv) of paragraph 6A of the Purchase Agreement is hereby amended by (a) deleting the “and” immediately before “(d)” inserting a comma in lieu thereof and (b) inserting “and (e) any such Liens incurred in connection with the acquisition of the St. Cloud Warehouse solely that encumber the real property fixtures related thereto” at the end thereof.
     1.20 Clause (v) of paragraph 6A of the Purchase Agreement is hereby amended by deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.21 Clause (viii) of paragraph 6A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (viii) Liens granted by a Subsidiary that is not an Obligor in favor of the Company or another Subsidiary in respect of Indebtedness owed by such Subsidiary;
     1.22 Clause (xi) of paragraph 6A of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (xi) Liens on Bluestem SPV Stock (as defined in the Receivables Intercreditor Agreement) to the extent such Liens solely secure the obligations of the Company under the Holdings Bad Acts Guaranty and the Holdings Letter Agreement.
     1.23 The last paragraph of paragraph 6A of the Purchase Agreement is hereby amended by adding ”, (v)” immediately after “clauses (i), (ii)” therein.
     1.24 Clause (ii) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.25 Clause (v) of paragraph 6B of the Purchase Agreement is hereby amended by inserting the following at the end thereof:
(the “St. Cloud Warehouse”) (provided that any Liens incurred in connection with such acquisition shall only encumber real property and fixtures comprising the St. Cloud Warehouse)
     1.26 Clause (vi) of paragraph 6B of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (vi) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii) and (v) hereof;

provided that, (a) the principal amount or interest rate of such Indebtedness is not increased, (b) any Liens securing such Indebtedness are not extended to any additional property of any Obligor, (c) no Obligor that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (d) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (e) the other terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (f) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Subordinated Collateral Agent and the holders of the Subordinated Notes as those that were applicable to the refinanced, renewed, or extended Indebtedness or be subject to an intercreditor agreement pursuant to which such refinanced, renewed or extended Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Required Holder(s);
     1.27 Clause (ix) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “date hereof” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.28 Clause (xii) of paragraph 6B of the Purchase Agreement is hereby amended by deleting the reference to “Second Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.29 Clause (i) of paragraph 6C of the Purchase Agreement is hereby amended by (a) inserting the phrase “, in the case of an Obligor,” immediately following the word “subject” contained in the first line thereof and (b) inserting the words “as in effect on the Fourth Amendment Effective Date” at the end thereof.
     1.30 Clause (ii) of paragraph 6C of the Purchase Agreement is hereby amended by deleting the phrase “First Amendment Effective Date” contained therein and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.31 Clause (iii) of paragraph 6C of the Purchase Agreement is hereby amended by (a) inserting the words “Bluestem SPV, Bluestem Fulfillment, Inc. and” immediately before the words “common stock of a foreign Subsidiary” and (b) inserting “(other than Bluestem SPV to the extent otherwise permitted hereunder)” immediately following the reference to “Subsidiaries that are not Obligors” contained in clause (b) thereof.
     1.32 Clause (iv) of paragraph 6C of the Purchase Agreement is hereby amended by inserting “(other than Bluestem SPV to the extent otherwise permitted hereunder)” immediately following the reference to “Subsidiaries that are not Obligors” contained in clause (b) thereof.
     1.33 Clause (v) of paragraph 6C of the Purchase Agreement is hereby amended by inserting the words “in the aggregate” immediately following the words “exceed $2,500,000”.

     1.34 Clause (vi) of paragraph 6C of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (vi) loans or advances or other investments made by an Obligor to or for the benefit of its employees on an arms-length basis in the ordinary course of business consistent with past practices (or as otherwise disclosed to the Holders prior to the Fourth Amendment Effective Date) for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $3,000,000 in the aggregate at any one time outstanding;
     1.35 Clause (xii) of paragraph 6C of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (xii) (a) investments in the form of contributions of Receivables Property, in exchange for equity interests in Bluestem SPV made pursuant to the terms of the SPV Credit Documents, and Contribution Amounts (as defined in the SPV Credit Agreement) required to be made pursuant to the terms of the SPV Credit Agreement, (b) the Holdings Bad Acts Guaranty, (c) investments by the Company in Bluestem SPV pursuant to the terms of the SPV Credit Documents, including investments in Bluestem SPV following an Initial Public Offering for the purpose of Bluestem SPV making prepayments and related amounts under the SPV Credit Agreement and (d) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, investments in Bluestem SPV, to the extent that such investments are required to be made pursuant to the terms of the SPV Credit Documents, provided, that the restrictions in this clause (d) shall in no event prohibit investments permitted under clause (a), (b) or (c) of this paragraph 6C(xii); and
     1.36 Paragraph 6C of the Purchase Agreement is hereby amended by inserting a new clause (xiii) at the end thereof which shall read as follows:
     (xiii) investments by Bluestem SPV permitted under Section 6.4 of the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date and acquisitions permitted under Section 6.6 of the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date.
     1.37 Paragraph 6D of the Purchase Agreement is hereby amended by (a) amending and restating paragraph (i) thereof to read as follows:
(i) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (a) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation, (b) any Obligor (other than the Company) may merge into any other Obligor in a transaction in which the surviving entity is an Obligor, (c) any Subsidiary that is not an Obligor may merge with and into any other Subsidiary and (d) any Subsidiary that is not an Obligor may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Subordinated Notes; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6C.
and (b) deleting the reference to “First Amendment Effective Date” contained in paragraph (ii) thereof and inserting “Fourth Amendment Effective Date” in lieu thereof.
     1.38 The opening paragraph of paragraph 6E of the Purchase Agreement is hereby amended by (a) inserting the words “(provided for the avoidance of doubt that the issuance of Equity Interests by the Company will not constitute a sale, transfer or disposition)” immediately following the phrase “including any Equity Interests owned by it”, and (b) by inserting the words “, as the case may be” immediately following the phrase “any additional Equity Interest in such Subsidiary”.
     1.39 Clause (v) of paragraph 6E of the Purchase Agreement is hereby amended by inserting the words “Permitted Investments and other” immediately following the phrase “and dispositions of”.
     1.40 Paragraph 6E is hereby amended by (a) deleting the “and” at the end of clause (viii) thereof, (b) amending and restating clause (ix) thereof in its entirety to read as follows:
     (ix) as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, sales, transfers, leases or other dispositions by Bluestem SPV, to the extent that such sales, transfers, leases or other dispositions are permitted to be made pursuant to the terms of the SPV Credit Documents as in effect on the Fourth Amendment Effective Date; and
and (c) inserting a new clause (x) thereof which shall read as follows:
     (x) sales, transfers and other dispositions of assets acquired pursuant to paragraph 6C(vi);
     1.41 The final proviso contained in paragraph 6E is hereby amended by (a) deleting the reference to “clauses (ii) and (vi)” contained therein and inserting “clauses (ii), (v), (vi), (vii) and (ix)” in lieu thereof and (b) inserting the following provision at the end thereof “or, in the case of clause (v), consideration in the form of other Permitted Investments and/or cash”.
     1.42 Clause (i) of paragraph 6F of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (i) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Company may make, declare and pay dividends with respect to its common stock payable in additional shares of its common stock, and, with respect to its preferred stock, payable in additional shares of such preferred stock or in shares of its common stock or make cash payments in lieu of fractional shares, (b) the Company may make Restricted Payments, of up to $1,000,000 per Fiscal Year, pursuant to and in accordance with equity incentive plans of the Company and its Subsidiaries, (c) so long as there exists no Event of Default, the Company may pay cash dividends on its Preferred Stock or Series B Preferred Stock with proceeds of an Initial Public Offering upon the conversion of such preferred stock to Common Stock, pursuant to Section 4.2.1 of the Company’s certificate of incorporation, (d) following an Initial Public Offering by the Company, the Company may pay cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of the Company not to exceed 10% of Consolidated Net Income for the immediately preceding Fiscal Year of the Company so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000, (e) following an Initial Public Offering by the Company, the Company may effect repurchases, redemptions or other pro rata Restricted Payments on any series of its capital stock in an aggregate amount in any Fiscal Year of the Company not to exceed 3% of Tangible Net Worth of the Company and its Subsidiaries as of the end of the Fiscal Quarter most recently ended prior to the date of such Restricted Payment so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000, (f) following an Initial Public Offering by the Company, the Company and its Subsidiaries may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of the Company (provided that the aggregate amount of such Restricted Payments in any Fiscal Year of the Company shall not exceed 3% of the Tangible Net Worth of the Company and its Subsidiaries as of the end of the fiscal quarter most recently ended prior to the date of such Restricted Payment) so long as after giving effect to any such payment, the Company has Net Liquidity of at least $40,000,000 and (g) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests in accordance with the applicable Organizational Documents;
     1.43 Clause (ii)(b) of paragraph 6F of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     (b) payments (1) of the Senior Debt; (2) by Bluestem SPV in respect of the SPV Credit Documents or (3) by the Company under the Holdings Bad Acts Guaranty;
     1.44 Paragraph 6G of the Purchase Agreement is hereby amended by (a) deleting the words “First Amendment Effective Date identified on Schedule 6K” in clause (b) and inserting “Fourth Amendment Effective Date identified on Schedule 6G” in lieu thereof; (b) deleting the word “expanding” in clause (b) and inserting the phrase “, in each case which expands” in lieu thereof and (c) inserting the phrase “of the Company or any Subsidiary” after the word “leases” in clause (e) thereof.
     1.45 Paragraph 6H of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     6H. Amendment of Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of the provisions of (i) the SPV Credit Documents in any manner which would (a) increase the principal amount thereof to an amount in excess of the amount permitted pursuant to paragraph 6B(xii), (b) shorten the term thereof, (c) increase the interest rate margins with respect to the Indebtedness thereunder by more than 200 basis points per annum (exclusive of increases up to 300 basis points resulting from the accrual of interest at the default rate), including recurring, periodic fee payments, (d) decrease the advance rates thereunder (excluding, for the avoidance of doubt, impositions or adjustments of any reserves pursuant to the terms of the SPV Credit Documents), (e) make more restrictive or add any financial covenant (other than portfolio covenants) to the SPV Credit Documents related to the financial condition or results of operations of the Company unless, in the case of this clause (e), the holders of Subordinated Notes are offered the opportunity to amend this Agreement in a corresponding manner or (f) in any other manner which would adversely affect the interests of the Company or any holder of any Subordinated Note in any material respect or (ii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents except, in the case of this clause (ii), after reasonable prior notice to the Subordinated Collateral Agent (other than the amendments effective as of the Fourth Amendment Effective Date in connection with entry by the Company or Bluestem SPV in the SPV Credit Documents).
     1.46 Paragraph 6J of the Purchase Agreement is hereby amended and restated in its entirety as follows:
6J. Financial Covenants.
     (i) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for the Company and its Subsidiaries (measured as of the last day of each Fiscal Quarter) to be:

Relevant period	Fixed Charge Coverage ratio
Fourth Amendment Effective Date through and including the Fiscal Quarter ending on or about October 31, 20100	Less than 0.95x

Relevant period	Fixed Charge Coverage ratio
Following the Fiscal Quarter ending on or about October 31, 2011, through and including the Fiscal Quarter ending on or about October 31, 2010	Less than 0.95x

Following the Fiscal Quarter ending on or about October 31, 2012	Less than 1.00x
     (ii) Minimum Consolidated Adjusted EBITDA. The Company shall not permit Consolidated Adjusted EBITDA for any fiscal year set forth below to be less than the amount set forth below for such fiscal year:

Fiscal Year	Amount
2010	$57,500,000

2011	$52,250,000

2012 and each fiscal year therafter	$57,000,000
     (iii) Minimum Net Liquidity. The Company’s Net Liquidity shall be equal to or greater than (i) for each fiscal month of the Company other than December and January fiscal months, $22,500,000 (measured as of the last day of such fiscal month of the Company and (ii) for the December and January fiscal months of the Company $18,000,000 (measured as of the last day of each such fiscal month of the Company), in each case after giving effect to any payments under the Credit Agreement or the SPV Credit Agreement on such date of measurement.
     (iv) Net Worth. The Company and its Subsidiaries shall have a Tangible Net Worth (measured as of the last day of each Fiscal Quarter) equal to or greater than the sum of (i) $108,000,000, plus (ii) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Fourth Amendment Effective Date, plus (iii) 85% of the gross proceeds actually received in cash by the Company and its Subsidiaries from the proceeds of any issuance of Equity Interests by the Company or any Subsidiary after the Fourth Amendment Effective Date.
     (v) Minimum LTM EBITDA Margin. The LTM EBITDA Margin for the Company and its Subsidiaries shall be equal to or greater than 7.7% (measured as of the last day of each fiscal quarter of the Company).

     1.47 Clauses (iii), (iv) and (vii) of paragraph 6K are hereby amended and restated in their entirety as follows:
     (iii) any investment permitted by paragraph 6C(iii), 6C(iv), 6C(v) or 6C(xii),
     (iv) any Indebtedness permitted under paragraph 6B(i), 6B(iii), 6B(iv), 6B(x) or 6B(xii),
     (vii) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary approved by the board of directors of the Company, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business, including without limitation those paid pursuant to matters described in Schedule 6K,
     1.48 Paragraph 6R of the Purchase Agreement is hereby amended by deleting the reference to “Fingerhut Fulfillment, Inc.” contained therein and inserting “Bluestem Fulfillment, Inc.” in lieu thereof.
     1.49 Article 6 of the Purchase Agreement is hereby amended by inserting a new paragraph 6T at the end thereof:
     6T. IPO Proceeds. The Company may use the net proceeds of an Initial Public Offering for general corporate purposes (including, without limitation, to repay in whole or in part the Obligations) not otherwise prohibited hereby and for (i) Capital Expenditures which are excluded from the calculation of Fixed Charge Coverage Ratio pursuant to clause (a)(ii) of the definition thereof and (ii) to repay in whole and in part the term loan portion of the loans outstanding under the SPV Credit Agreement, other than in accordance with the Holdings Bad Acts Guaranty (clauses (i) and (ii) being referred to as the “Specified Uses”). Notwithstanding any provision contained herein to the contrary, the aggregate amount expended by the Company on the Specified Uses will not exceed the net proceeds of the Initial Public Offering.
     1.50 Clause (iii) of paragraph 7A of the Purchase Agreement is hereby amended by deleting the reference to “the lapse of time or both” contained in clause (c) thereof and inserting “but without any further lapse of time” in lieu thereof.
     1.51 Clause (xiii) of paragraph 7A of the Purchase Agreement is hereby amended to insert the following after the phrase “or any combination thereof”:
to the extent not (1) paid, (2) covered by a third party indemnity agreement as to which such third party is solvent (after giving effect to the payment of such indemnification) and has accepted liability, or (3) adequately covered by insurance (as to which a solvent and unaffiliated insurance company has not denied coverage).
     1.52 Clause (ii) of paragraph 8A(2) of the Purchase Agreement is hereby amended by deleting the “The” at the beginning thereof and inserting “On the date of closing, immediately after giving effect to the transactions contemplated by the Transaction Documents, the” in lieu thereof.
     1.53 Paragraph 8E of the Purchase Agreement is hereby amended by deleting the reference to “January 28, 2005 referred to in paragraph 8B” contained therein and inserting “January 29, 2010” in lieu thereof.
     1.54 Paragraph 11B of the Purchase Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order to read as follows:
     “Bluestem SPV” shall mean Fingerhut Receivables I, LLC, a Delaware limited liability company.
     “Collateral Deposit Account” shall have the meaning assigned to such term in the Security Agreement.
“Fourth Amendment Effective Date” shall mean August 20, 2010.
     “Holdings Bad Acts Guaranty” shall mean that certain Guaranty Agreement dated as of August 20, 2010, by and between the Company and the SPV Collateral Agent, on behalf of the lenders under the SPV Credit Agreement.
     Initial Public Offering” shall mean a registered public offering of the Company’s common stock resulting in gross proceeds of at least $75,000,000.
     “Net Liquidity” shall mean, for any date of determination, an amount equal to the sum of (a) unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries, plus (b) Revolving Availability (under and as defined in the SPV Credit Agreement), plus (c) availability under the Credit Agreement; provided, that all conditions to funding under (b) or (c), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and post-funding notices, opinions or certificates).
     “Petters Group” shall mean Petters Group Worldwide LLC and its Affiliates or any receiver or trustee therefor or any successor or transferee thereof.
     “Receivables Account Agreement” shall have the meaning set forth in the Servicing Agreement.
     “Receivables Purchase Agreement” shall mean that certain Receivables Purchase Agreement dated as of August 20, 2010, by and between the Company and Bluestem SPV, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Specified Uses” shall have the meaning specified in paragraph 6T.
     “SPV Credit Agreement” shall mean the Credit Agreement, dated as of August 20, 2010, between Bluestem SPV, Goldman Sachs Bank USA, as administrative agent, collateral agent, joint lead arranger, joint bookrunner, syndication agent and document agent, including any extension, refinancing or replacement thereof.
     “SPV Fee Letter” shall mean that certain Contingent Fee Letter dated May 15, 2008 from the Company and accepted by Goldman Sachs & Co. et alia, as such letter may be amended, modified or supplemented from time to time in accordance with the terms thereof.
“St. Cloud Warehouse” shall have the meaning specified in paragraph 6B(v).
     1.55 Paragraph 11B of the Purchase Agreement is hereby amended by amending and restating the following definitions contained therein to read as follows:
     “Bank Collateral” shall mean the “Collateral” as such term is defined in the Intercreditor Agreement (as in effect on the Fourth Amendment Effective Date).
     “Change of Control” shall mean:
     (A) prior to an Initial Public Offering, (i) the Control Parties and any of their Affiliates shall cease to beneficially own and control in the aggregate at least 42.5% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Company, (ii) the Control Parties and any of their Affiliates shall cease to beneficiallyown and control in the aggregate at least 66 2/3% of the Series B Preferred Stock of the Company (or other series of Equity Interests senior to or pari passu with the Series B Preferred Stock with voting rights substantially similar to the voting rights of holders of the Series B Preferred Stock) or (iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Parties and any of their Affiliates (a) shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; provided, however, that, with respect to clause (iii)(a), (y) an increase in the beneficial ownership by the Petters Group of the voting and/or economic interest in the Equity Interests of the Company to more than 20% on a fully diluted basis solely as a result of the issuance of dividends shall not constitute a “Change of Control” hereunder and (z) the acquisition by any Person of 20% or more, on a fully diluted basis, of the voting and/or economic interests in the Equity Interests of the Company solely as a result of transfers of Equity Interests beneficially owned by the Petters Group shall not constitute a “Change of Control” hereunder; or

     (B) following an Initial Public Offering, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Parties and any of their Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company.
     “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) for any period including the period in which such amounts were paid, fees or expenses of the administrative agent and any lender or arranger in connection with the SPV Credit Documents or the Bank Agent or any Bank in connection with the Credit Agreement, in each case paid on or prior to the Fourth Amendment Effective Date, (v) for any period (other than the period specified in the following clause (vi)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the SPV Credit Documents, the Credit Agreement or the Transaction Documents and the transactions contemplated therein, (vi) for the period from, and including, the Fourth Amendment Effective Date to, and including, the last day of the first Fiscal Quarter to end after the Fourth Amendment Effective Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the SPV Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Fourth Amendment Effective Date, (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000, (viii) reasonable fees and expenses in connection with an Initial Public Offering by the Company in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Required Holder(s) and (ix) the amount of any prepayment premiums or other similar fees paid in connection with the Credit Agreement or the SPV Credit Documents, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Fixed Charges” shall mean, for any period, without duplication, Consolidated Cash Interest Expense, plus any administration fees owed pursuant to paragraph 2 of the Fee Letter (as defined in the SPV Credit

Agreement) and any fees owed pursuant to Section 2.8(a) of the SPV Credit Agreement, plus scheduled principal payments on Indebtedness made during such period (not including principal payments under the SPV Credit Agreement or under the Credit Agreement), plus the amount of any prepayment premiums or other similar fees paid in connection with the Credit Agreement or the SPV Credit Documents, plus income and franchise taxes paid in cash net of income and franchise tax refunds (but not less than zero), plus (x) dividends or distributions paid in cash and (y), any other restricted payments permitted under paragraph 6F(i)(c), (d), (e) and (f) and paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Control Parties” shall mean one or more of (i) Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC and Brookside Capital Partners Fund, L.P. and (ii) Battery Venture VI, L.P. and Battery Investment Partners VI, LLC.
     “Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of August 20, 2010, among the Company, the Bank Agent and the Banks, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms of the Intercreditor Agreement.
     “Fixed Charge Coverage Ratio” shall mean the ratio, determined as of the end of each Fiscal Quarter of the Company for the most-recently ended four Fiscal Quarters, of (a) Consolidated Adjusted EBITDA minus Capital Expenditures (excluding the portion thereof funded with (i) long-term debt financing provided by third parties or (ii) for the period from the date of an Initial Public Offering to the first anniversary thereof, proceeds from such Initial Public Offering in an amount not to exceed $20,000,000 (provided that, such exclusions shall not cause Capital Expenditures to be less than zero)) to (b) Consolidated Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Holdings Letter Agreement” shall mean that certain Holdings Letter Agreement dated as of August 20, 2010, by and between the Company and the SPV Collateral Agent.
     “Intercreditor Agreement” shall mean the Amended and Restated Subordination and Intercreditor Agreement dated as of August 20, 2010, among the Bank Agent and the Purchasers, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Monthly Servicing Report” shall mean the Monthly Servicing Report in the form attached as Exhibit B to the Servicing Agreement.
     “Receivables Account Owner” shall mean any of (i) MetaBank, (ii) WebBank and (iii) any other entity selected by the Company and approved pursuant to the terms of the SPV Credit Agreement and identified in a notice from the Company to the holders of the Subordinated Notes as a Receivables Account Owner (as defined in the SPV Credit Agreement).
     “Receivables Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement dated as of August 20, 2010 among the Subordinated Collateral Agent, the SPV Collateral Agent, Bluestem SPV and the Company in the form of Exhibit Q hereto, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or of any option, warrant or other right to acquire any such Equity Interests in the Company or (ii) any payment of the Fee (as defined in the SPV Fee Letter) or similar fee under the SPV Fee Letter.
     “Security Agreement” shall mean that certain Third Amended and Restated Pledge and Security Agreement dated as of August 20, 2010 by the Company for the benefit of the holders of the Subordinated Notes in the form of Exhibit G hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Security Documents” shall mean the Security Agreement, the IP Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement and any other agreement, document or instrument in effect on the Fourth Amendment Effective Date or executed by the Company or any Subsidiary after the Fourth Amendment Effective Date under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Subordinated Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Subordinated Notes or of any Subsidiary Guarantor under the Subsidiary Guaranty, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.
     “Servicing Agreement” shall mean the Servicing Agreement dated as of August 20, 2010, by and among Bluestem SPV, the Company, as Servicer, Goldman Sachs Bank, USA, as Bank Agent and collateral agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Specified Event” shall mean the consummation of (i) an Initial Public Offering or (ii) a Company Sale.

     “SPV Collateral Agent” shall mean Goldman Sachs Bank USA, as collateral agent under the SPV Security Agreement or such other collateral agent under the SPV Security Agreement pursuant to the terms thereof.
     “SPV Credit Documents” shall mean the SPV Credit Agreement, the Receivables Purchase Agreement, the SPV Security Agreement, the Holdings Bad Acts Guaranty, the Holdings Letter Agreement and each additional Credit Document (as defined in the SPV Credit Agreement as in effect on the Fourth Amendment Effective Date).
     “SPV Secured Parties” shall mean the SPV Collateral Agent (both for the benefit of the other secured parties and in its individual capacity), the other Agents (including former Agents), the Lenders, the Lender Counterparties and their respective successors and permitted assigns (each as defined under the SPV Credit Agreement (as in effect on the Fourth Amendment Effective Date).
     “SPV Security Agreement” shall mean the Security Agreement, dated as of August 20, 2010, between Bluestem SPV and the SPV Collateral Agent, as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     1.56 Paragraph 11B of the Purchase Agreement is hereby amended by deleting the following definitions:
“Contingent Fee Letter”
“Fingerhut SPV” “Net Income”
“Net Liquidity 1”
“Net Liquidity 2”
“Qualified IPO”
“Receivables Contribution and Purchase Agreement”
“Receivables Sale Agreement”
“Revolving Loan Product Program Agreement”
“Securitization SPV”
“Servicer”
“SPV Revolving Credit Agreement”

     1.57 Schedules 6A, 6B, 6C, 6G and 6K to the Purchase Agreement are hereby amended and restated in their entirety to read as set forth on Schedules 6A, 6B, 6C, 6G and 6K to this letter agreement, respectively.
     1.58 Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached to this letter agreement.
     1.59 Exhibit G to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit G attached to this letter agreement.
     1.60 Exhibit Q to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit Q attached to this letter agreement.
     SECTION 2. Representations and Warranties. The Company represents and warrants to the Purchasers that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Purchase Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) no Event of Default or Default exists.
     SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective upon the date (the “Effective Date”) that each of the following conditions has been satisfied in a manner satisfactory in form and substance to the Required Holder(s):
(a) the Required Holder(s) have received the following documents:
     (i) a counterpart of this letter agreement duly executed by the Company;
     (ii) certified copies of the SPV Credit Agreement and each other SPV Credit Document to be executed on the Effective Date each duly executed by the parties thereto and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the SPV Credit Agreement and the other SPV Credit Documents shall have been satisfied and the Company shall have applied the proceeds thereof that are funded on the Effective Date in accordance with the terms of the SPV Credit Agreement;
     (iii) certified copies of the Second Amended and Restated Credit Agreement duly executed by the parties thereto and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the Second Amended and Restated Credit Agreement shall have been satisfied;

     (iv) a counterpart of the Third Amended and Restated Security Agreement duly executed by the Company and the Subordinated Collateral Agent;
     (v) counterparts of the Intercreditor Agreement duly executed by all parties thereto;
     (vi) counterparts of the Amended and Restated Receivables Intercreditor Agreement duly executed by all parties thereto;
     (vii) a legal opinion of the Company’s counsel, in form and substance satisfactory to the Required Holder(s);
     (viii) a Secretary’s Certificate of the Company certifying, among other things (1) as to the name, titles and true signatures of the officers of the Company authorized to sign this letter agreement and the other documents to be delivered in connection with this letter agreement, (2) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (3) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company, (4) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this letter agreement and the other documents to be delivered by the Company in connection with this letter agreement, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof; and
     (ix) a certificate of good standing for the Company from the Secretary of State of the state of organization of the Company dated as of a recent date;
     (b) each Purchaser shall have received a PDF of an executed Subordinated Note with an original to follow, evidencing in a principal amount equal to the principal amount of Subordinated Notes held by it on the Fourth Amendment Effective Date;
     (c) all corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be reasonably satisfactory to the Required Holder(s) and its counsel, and the Required Holder(s) shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;
     (d) the Purchasers have received payment of all costs and expenses of the Purchasers (including reasonable fees and disbursements of special counsel to the

Purchasers) in connection with this letter agreement and the transactions contemplated hereby;
     (e) as of the date hereof and after giving effect to this letter agreement, no Default or Event of Default has occurred which is continuing; and
     (f) all the representations and warranties contained in paragraph 8 of the Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except to the extent such representation and warranties, by their terms, specifically are made as of a certain date prior to the date hereof.
     SECTION 4. Reference to and Effect on Purchase Agreement. Upon the effectiveness of this letter agreement, each reference in the Purchase Agreement or any other document, instrument or agreement to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     Upon the reasonable request of, and at the sole expense of, the Company after the Effective Date, the Purchasers agree to cooperate in the preparation of a conformed convenience copy of the Purchase Agreement incorporating letter agreements dated June 21, 2007, May 15, 2008, July 31, 2009 and this letter agreement.
     SECTION 5. Expenses. The Company hereby confirms its obligations under the Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by the Purchasers of any Subordinated Note and payment of any Subordinated Note.
     SECTION 6. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER AGREEMENT TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     SECTION 7. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P. By: Stetson Street Partners, L.P., its general partner
By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P. By: Mulberry Street Holdings, LLC, its general partner By: Prudential Investment Management, Inc., its managing member
By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPI AL PARTNERS (PARALLEL FUND) II, L.P. By: Stetson Street Partners, L.P., its general partner
By:	/s/ [ILLEGIBLE]
Vice President

AGREED AND ACCEPTED: BLUESTEM BRANDS, INC.
By:	/s/ Mark Wagener
Title: Chief Financial Officer

SCHEDULE 6A TO LETTER AGREEMENT
SCHEDULE 6B TO LETTER AGREEMENT
SCHEDULE 6C TO LETTER AGREEMENT
SCHEDULE 6G TO LETTER AGREEMENT
SCHEDULE 6K TO LETTER AGREEMENT

EXHIBIT A TO LETTER AGREEMENT
[FORM OF SUBORDINATED NOTE]
BLUESTEM BRANDS, INC.
13.00% AMENDED AND RESTATED SENIOR SUBORDINATED SECURED NOTE DUE
NOVEMBER 21, 2013

No. _____	[Date]
$ _____________
     FOR VALUE RECEIVED, the undersigned, BLUESTEM BRANDS, INC., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to _______________________ ________________________, or registered assigns, the principal sum of _______________________ DOLLARS on November 21, 2013, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 13.00% per annum (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 24th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, Prepayment Amount and Specified Event Prepayment Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 23.00% or (ii) 10.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A., from time to time in New York City as its Prime Rate; provided, that in no event shall the Default Rate exceed the maximum rate of interest allowed under applicable law.
     Payments of principal of, interest on and any Yield-Maintenance Amount, Prepayment Amount and Specified Event Prepayment Amount payable with respect to this Subordinated Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
     This Subordinated Note is one of a series of Senior Subordinated Notes (herein called the “Subordinated Notes”) issued pursuant to a Securities Purchase Agreement, dated as of March 23, 2006 (as amended, restated, supplemented or other modified from time to time, herein called the “Agreement”), among the Company and the original purchasers of the Subordinated Notes named in the Purchaser Schedule attached thereto and is entitled to the benefits thereof.
     This Subordinated Note is a registered Subordinated Note and, as provided in the Agreement, upon surrender of this Subordinated Note for registration of transfer, duly endorsed,

or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Subordinated Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Subordinated Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     This Subordinated Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.
     This Subordinated Note is secured by, and entitled to the benefits of, the Security Documents and is guaranteed pursuant to the Subsidiary Guaranty executed by certain guarantors. Reference is made to the Security Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranty for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.
     In case an Event of Default shall occur and be continuing, the principal of this Subordinated Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
     The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Subordinated Note, whether now or hereafter required by applicable law.
     This Subordinated Note (i) merely re-evidences the Indebtedness previously evidenced by the Company’s 13.00% Senior Subordinated Secured Note due March 24, 2013 (the “Existing Note”), (ii) is given in exchange for, and not as payment of, the Existing Note and (iii) is in no way intended to constitute a novation of the Existing Note.
     Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

     THIS SUBORDINATED NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

BLUESTEM BRANDS, INC.
By:
Title:

A-26

EXHIBIT G TO LETTER AGREEMENT
EXHIBIT Q TO LETTER AGREEMENT